Exhibit 99.1

Tesoro Corporation to Purchase BP's Fully Integrated Southern California Refining and Marketing Business

•	266 thousand barrel per day (mbpd) high complexity refinery in Carson, California

•	Fully integrated retail marketing network of about 800 dealer operated sites

•	ARCO® brand ownership; master franchisee for ampm® brand

•	Extensive logistics system with significant MLP value

•	51% ownership in a company-operated 400 megawatt cogeneration facility

•	350,000 metric ton per year integrated anode coke calcining operation

•	Immediately accretive to earnings per share and EBITDA

SAN ANTONIO - August 13, 2012 - Tesoro Corporation (NYSE:TSO) announced today that its Board of Directors has approved agreements for the Company to purchase BP's integrated Southern California refining and marketing business. The purchase price of BP's assets is $1,175 million, plus the value of inventory at the time of closing. At current prices, the inventory is valued at approximately $1,300 million. The transaction is subject to regulatory approval and is expected to close before mid-2013. The purchase price is expected to be financed initially through a combination of cash and debt with proceeds from the subsequent sale of the associated logistics assets to Tesoro Logistics LP (NYSE: TLLP) generating an estimated $1 billion of cash proceeds in the first year. Earnings per share accretion is expected to be about 24% in each of the first and second year of operations.

“This transaction is a unique opportunity for Tesoro to combine the best aspects of two West Coast refining and marketing businesses resulting in a more efficient integrated refining, marketing and logistics system,” said Greg Goff, President and CEO. “Given Tesoro's existing operations on the West Coast and our understanding of the complexities and challenges of operating in California, we are well positioned to generate significant operational efficiencies, increase our ability to satisfy market demand and reduce stationary source air emissions.”

BP's Southern California Refining and Marketing Business
The Carson refinery, located south of Los Angeles and adjacent to Tesoro's 97 mbpd Wilmington refinery, is a 266 mbpd high conversion refinery with a Nelson complexity of 13.3. The refinery has a track record of safe and reliable operations and, according to Solomon Associates benchmarking, is ranked in the top quartile of U.S. refineries on a utilization and energy efficiency basis.

The combination with Tesoro's current West Coast system is expected to drive significant operational synergies through the integrated supply of crude oil, enhanced optimization of intermediate feedstocks and product distribution costs, improvements in light product yield and reductions in manufacturing costs and stationary source air emissions. The combined and reconfigured operations are expected to drive annual synergies of approximately $250 million with an additional capital investment of approximately $225 million.

The transaction also includes about 800 dealer operated retail stations in Southern California, Nevada and Arizona. These high volume retail stations, averaging over 245,000 gallons per month, ensure ratable off-take for refinery gasoline production. Tesoro will also be acquiring the well-established ARCO® brand and associated registered trademarks, as well as a master franchisee license for the ampm® convenience store brand.

In addition, the purchase price includes an integrated logistics system with an estimated master limited partnership value of about $1 billion. The assets include three marine terminals; four land storage terminals; over a hundred miles of pipelines, including connected access to the Los Angeles International Airport; and four product marketing terminals, providing extensive regional product distribution capabilities. The Company intends to offer these assets to Tesoro Logistics LP in multiple transactions over the first twelve months post closing, driving a step-change in TLLP's enterprise value.

Finally, the transaction also includes two complementary assets which are located near the Carson refinery. The first is a 51% ownership in the 400 megawatt gas supplied Watson cogeneration (cogen) facility. This company-operated cogen, the largest in California, provides reliable electricity to the Carson refinery and sells excess electricity to the local utility grid. The second is a 350,000 metric ton per year anode coke calcining operation. This asset upgrades coke from the Carson refinery into valuable calcined anode-grade coke for the aluminum industry. These assets are expected to provide additional cash flow and drive earnings diversification for Tesoro.

“This is an exciting opportunity for Tesoro to drive significant shareholder value and is well aligned with our strategic priorities,” said Goff. “Excluding the value of inventory and after the sale of the logistics assets to TLLP, the Company will have paid about $175 million to purchase a 266 mbpd high complexity refinery in Southern California, a fully integrated retail marketing network, including the ARCO® brand, and a pair of high-value complementary integrated assets.”

Public Invited to Listen to Conference Call
At 8:00 a.m. CDT (9:00 a.m. EDT) today, Tesoro will broadcast, live, its conference call to discuss the transaction. Interested parties may listen to the live conference call and access accompanying slides by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro's retail-marketing system includes over 1,375 branded retail stations, of which nearly 590 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the expected completion of the transaction, expected financing for the transaction, reduction in source air emissions, expected additional capital investments, expected cash flow and earnings diversification, potential synergies arising out of the transaction and timing and valuation of subsequent logistics transactions. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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